Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made between Global Telecom & Technology, Inc., a Delaware corporation (the “Company”), and Richard D. Calder, Jr. (the “Executive”), is entered into as of May 7, 2007 and shall become effective immediately upon approval of this Agreement by the Compensation Committee of the Company’s Board of Directors (the “Effective Date”).
     1. Employment; Scheduled Term. Subject to the terms and conditions of this Agreement, Company agrees to employ Executive, and Executive accepts employment and agrees to be employed by Company during the time period commencing on the Effective Date and ending on the termination of this Agreement as provided in Section 7 below. The obligations of Executive set forth in the Executive Assignment of Inventions and Confidentiality Agreement referred to in Section 6 below shall survive the Scheduled Term and shall survive the termination of Executive’s employment, regardless of the cause of such termination. Executive hereby represents and warrants to Company that Executive is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Executive is a party or by which Executive is bound.
     2. Duties. Executive shall serve as President and Chief Executive Officer of Company with such duties and responsibilities as may from time to time be assigned to Executive by the Board of Directors of Company (the “Board”), commensurate with and customarily assigned to Executive’s title and position described in this sentence. The duties and services to be performed by Executive under this Agreement are collectively referred to herein as the “Services”. Executive shall report directly to the Executive Chairman and the Board. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. At Company’s option, it will be entitled to reasonable use of Executive’s name in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Executive shall report to the offices located in McLean, Virginia; provided that Executive’s duties will include reasonable travel, including but not limited to travel to offices of Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder. Executive will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Executive’s employment.
     3. Exclusive Service. During the term of employment, Executive will not perform services for any other entity if such service would be in conflict with the Company’s business interests. Executive will apply his skill and experience to the performance of his duties and advancing Company’s interests in accordance with Executive’s experience and skills. Accordingly, Executive shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of himself or any other person or organization, whether for compensation or otherwise, if such services would be in conflict with the Company’s business interests, except with the prior written approval of Company and Executive shall otherwise do nothing inconsistent with the performance of Executive’s duties hereunder.

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     4. Non-Competition and Other Covenants.
          4.1 Non-Competition Agreement. Beginning the Effective Date and continuing for so long thereafter as Executive is employed by Company or a subsidiary or affiliate of Company, and for the later of: (i) two (2) years from the Effective Date; or (ii) one (1) year following the termination of Executive’s employment with Company (collectively, the “Restricted Period”), Executive will not, directly or indirectly, individually or as an employee, partner, officer, director, or shareholder of five percent (5%) or more of the issued and outstanding stock of (except to the extent permitted in Section 3 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:
               (a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged, in the geographical areas referred to in Section 4.2 below, in the design, research, development, marketing, sale, or licensing of managed data network services that are substantially similar to or competitive with the business of Company and any of its affiliates; or
               (b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 4.2 below, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.
Notwithstanding the foregoing, if Company terminates Executive without Cause, or if Executive terminates his employment for Good Reason (as each such term is defined herein), the Restricted Period shall continue for 1 year following the termination of Executive’s employment with Company.
          4.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 4 apply include all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business or are contemplating conducting business at the time. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 4 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply. Executive acknowledges that the covenants set forth in this Section 4 have been granted in consideration for his employment by the Company.
          4.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, or are then contemplated of being provided, by Company or any subsidiary or affiliate of Company to any customer of Company.

          4.4 Non-Solicitation of Executives or Consultants. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment, or his, her or its services, with Company or any subsidiary or affiliate of Company, or to take employment with another party.
          4.5 Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 4 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.
          4.6 Injunctive Relief. Executive acknowledges that any breach of the covenants of this Section 4 will result in immediate and irreparable injury to Company and, accordingly, consents that the Company shall have the right to seek injunctive relief and such other equitable remedies for the benefit of Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Company may be entitled hereunder, including, without limitation, monetary damages.
     5. Compensation and Benefits.
          5.1 Salary. During the term of this Agreement, Company shall pay Executive an initial salary of $250,000 per annum. Executive’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Executive’s salary shall be subject to review and adjustment in accordance with Company’s customary practices concerning salary review for similarly situated employees of Company or its subsidiaries.
          5.2 Benefits. Executive will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Executive will receive such other benefits, including vacation (initially accruing at a rate of four (4) weeks per year), holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Executive. Executive has received a summary of Company’s standard employee benefits policies in effect as of the date hereof. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement.
          5.3 Cash Bonus. Executive will be eligible to earn up to a $250,000 cash bonus during his first year of employment with Company. Fifty percent (50%) of the bonus will be based upon Executive’s performance against criteria to be defined by the Board’s Compensation Committee, and the remaining fifty percent (50%) of the bonus may be awarded at the sole discretion of the Compensation Committee. Subsequent bonuses, and the criteria applicable thereto, shall be as determined by the Compensation Committee in its sole discretion.

          5.4 Equity-Based Grants. Executive will be granted 200,000 shares of restricted stock of Company effective on the actual first day of his employment (i.e., May 14, 2007) under Company’s 2006 Employee, Director & Consultant Stock Plan (the “Plan”) and subject to the terms of the Company’s standard restricted stock grant agreement. The first 50,000 shares of restricted stock in the initial grant shall vest on the first anniversary of the actual first day of his employment. Thereafter, the remaining 150,000 shares of the initial grant shall vest in equal amounts (i.e., 12,500 shares) every three (3) months over the following three (3) years. In addition to the foregoing equity awards, Executive may be eligible to receive additional restricted stock, option, or other equity-based grants in such amounts, at such times and with such vesting schedules and other terms as are determined from time to time by the Board.
          5.5 Expenses. Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Company’s business which are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.
     6. Proprietary Rights. Executive hereby agrees to execute an Executive Invention Assignment and Confidentiality Agreement with Company in substantially the form attached hereto as Exhibit A.
     7. Termination.
          7.1 Upon Death. The Executive’s employment hereunder shall terminate automatically upon the death of the Executive. The Company shall pay to the Executive’s beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 5.1 through the end of the month in which death occurs.
          7.2 Upon Disability. If, in the opinion of a medical doctor specializing in the appropriate medical specialty, the Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any twelve month period, then, to the extent permitted by law, the Executive’s employment hereunder shall terminate and Executive shall receive all compensation due him pursuant to Section 5.1 through the date of termination, as well as the continuation of health benefits for a period of twelve (12) months after the termination of his employment. Nothing in this Section 7.2 shall affect the Executive’s rights under any Company sponsored disability plan in which he is a participant.
          7.3 By Company for Cause. Company may terminate the Executive’s employment hereunder for Cause (as defined below) at any time by giving written notice to the Executive. The Company shall pay Executive the compensation to which he is entitled pursuant to Section 5.1 through the end of the day of such termination. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment during the term of this Agreement only if: (i) the Executive materially breaches any provision of this Agreement after written notice identifying the substance of the material breach; (ii) Executive fails or refuses to comply with any lawful direction or instruction of Company’s Board of Directors, which failure or refusal is not timely cured (if curable), (iii) the Executive commits an act of fraud, embezzlement, misappropriation of funds, or dishonesty, (iv) the Executive commits a breach of his fiduciary duty based on a good faith determination by the Board and after reasonable opportunity to cure if such breach is curable, (v) the Executive is grossly negligent or engages in willful misconduct in the performance of his duties hereunder, and fails to remedy such breach within ten (10) days of receiving written notice thereof from the Board, provided, however, that no act, or failure to act, by the Executive shall be considered “grossly negligent” or an act of “willful misconduct” unless committed without good faith and without a reasonable belief that the act or omission was in or not opposed to the Company’s best interest; (vi) the Executive is convicted of a felony or a crime of moral turpitude; or (vi) Executive has a drug or alcohol dependency.
          7.4 By Company without Cause; By Executive for Good Reason. The Company may terminate the Executive’s employment hereunder at any time, without any Cause, and Executive may resign for Good Reason (as hereinafter defined), without any liability other than to: (i) pay to the Executive his base salary through the effective date of termination; (ii) pay to the Executive the continuation of base salary and health benefits for a period of twelve (12) months after the termination of his employment; and (iii) vest the initial grant of restricted stock granted to Executive pursuant to Section 5.4 hereof immediately upon the effective date of termination.
          7.5 Definition of Good Reason. For purposes hereof, “Good Reason” shall mean a termination by the Executive within ninety (90) days following (i) the relocation of the primary office of the Executive more than ten (10) miles from McLean, Virginia, without the consent of Executive, (ii) a material change in the Executive’s duties such that he is no longer the Chief Executive Officer of the Company or its successor; (iii) the assignment to the Executive of duties that are inconsistent with his position or that materially alter his ability to function as Chief Executive Officer; or (iv) a reduction in the Executive’s base salary as set forth in Section 5.1 or as periodically revised from time to time thereafter in the course of annual performance reviews or otherwise.
          7.6 By Executive without Cause. The Executive may terminate his employment hereunder with thirty (30) days notice at any time.
          7.7 Surrender of Records and Property. Upon termination of his employment with Company for any reason, the Executive shall deliver promptly to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic format or media, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, but not limited to, all documents or electronic records which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.
          7.8 Survival. Notwithstanding any termination of the Executive’s employment hereunder, and unless specifically provided therein, the Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment. Further, Company’s obligation to pay severance upon termination of the Executive’s employment without cause or by Executive for good reason shall survive termination of this Agreement.

     8. Miscellaneous.
          8.1 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
          8.2 Remedies. Company and Executive acknowledge that the service to be provided by Executive is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive and Company hereby consent and agree that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Section 3 and 4, a restraining order and/or injunction may be sought against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.
          8.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
          8.4 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes Company’s obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.
          8.5 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by Company.
          8.6 Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Executive with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Executive’s employment; except that the Executive Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

          8.7 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.
          8.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to Company:	Global Telecom & Technology, Inc.
8484 Westpark Drive, Suite720
McLean, VA 22102
Attn: Vice President & General Counsel

If to Executive:	To Executive’s home address as then on file in the Company’s employment records.
          8.9 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.
          8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.
          8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.
          8.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.
     IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

“COMPANY”		“EMPLOYEE”

/s/ H. Brian Thompson		/s/ Richard D. Calder, Jr.

By:	H. Brian Thompson	By:	Richard D. Calder, Jr.

Executive Chairman

Attachment
Exhibit A: Executive Assignment of Inventions and Confidentiality Agreement